MONOCRYSTALLINE SILICON MODULAR
LONG TERM SUPPLY CONTRACT

(English Translation)

Entered by

Tianjin Huan-ou Semiconductor Technology Inc. Ltd.

And

Perfectenergy (Shanghai), Co. Ltd.

Date: July 2008

Index

1.	The Parties	3
2.	Background	3
3.	Obligations of the Seller	3
4.	Obligations of the Buyer	5
5.	Overdue Supply- Overdue Payment	7
6.	Quality Warrant	7
7.	Intellectual Property Rights	8
8.	Special Rules	8
9.	Miscellaneous	9

Appendix
Appendix 1	Annual Supply Volume	13
Appendix 2	Purchase Order Requirements	13
Appendix 3	Technical Specifications	13
Appendix 4	Price List	13
Appendix 5	Refund of Advance Payment	14
Appendix 6	Supplement Agreement	14

I.	The Parties

Seller: Tianjin Huan-ou Semiconductor Technology Inc, Ltd. (hereinafter, known as “Seller”)

Address: No. 12 E Haitai Rd., Huayuan Chanyeyuan District (Huanwai)
Tianjin, China
Business License Number: 120193000006017
Legal Representative: Donghu Jin

Buyer: Perfectenergy (Shanghai), Ltd. (hereinafter, known as “Buyer”)

Address: No. 479 East Xinzhuang Rd.,
Shanghai, China
Business License Number: 310000400431094
Legal Representative: Wennan Li

II.	Background

2.1	The Seller is a manufacturer of semiconducting silicon and solar monocrystalline silicon.

2.2	The Buyer is a manufacturer of solar cell module.

2.3	This agreement is entered into by and between the Seller and the Buyer so as to ensure the rights and obligations of the parties.

2.4
The purpose of entering this agreement is to ensure and consolidate the coordination and cooperation between the parties during the agreed term of 5 years from the signing date to December 31, 2013, to avoid or reduce the unexpected damages caused by the market change, and to assure the fulfillment of the obligations of the parties.

2.5	Because of the large total price of the deals involved, this Agreement serves as the basis and interim of the prospective contract.

III.	Obligations of the Seller

3.1	The Supply Volume

3.1.1	The Supply Volume Based on Agreement
Based on agreement, the Seller and the Buyer entered into a five-year monocrystalline silicon modular supply contract. See Appendix 1 Annual Supply Volume. If the actual annual supply volume differs from the number under Appendix 1(except situations under 3.1.2), the parties shall reach an agreement in writing regarding the supply volume to be realized in the coming year and other changes incurred accordingly at least 90 days before the start of the coming year. The parties have 30 days to negotiate and change the supply volume for the next year. If the parties fail to do so, the number under Appendix 1 for the next year applies.

3.1.2	Adjustment of Supply Volume

3.1.2.1	Adjustment of Annual Supply Volume
Any party can increase or decrease the supply volume by less than 5% of the Annual Supply Volume under Appendix 1. However, the adjustment is subject to consent of the other party, who shall be informed of such change in writing at least 45 days before the supply of the coming year.

3.1.2.2	Monthly Supply
The monthly supply volume can be regarded as 1/12 of the annual supply volume of the same year, except the parties agree on a change of supply volume in writing at least 15 days before the supply of the next month starts.
The parties can make a change up to 10% of the product (including product category and product specification) every month if such change will not affect the Seller’s performance of contract to other buyers. An agreement of such change must be made at least 45 days before the date of delivery of products. If the Buyer requires an increase or a decrease of the supply volume at a rate higher than the one under Article 3.1.2.1, the Buyer shall compensate the Seller for the production adjustment, storage, and any influence on the supply volume of other buyers (while the Seller shall make all efforts to reduce such expense). If the Seller requires an increase or a decrease of the supply volume at a rate higher than the one under Article 3.1.2.1, the Seller shall compensate the Buyer for production adjustment, storage and any breach of contract (while the Buyer shall make all efforts to reduce such expense).

3.1.2.3	Extra Orders
The Seller only warrants the supply volume for the five years under this Agreement. However, the Seller shall make all efforts to accept the Buyer’s extra orders (as long as such orders do not affect the Seller’s performance of other contracts).

3.1.2.4	Actual Supply
The actual supply means the adjusted supply volume under Article 3.1.2 Adjustments of Supply Volume in a contract year.
The actual supply shall be regarded as the basis of the Buyer’s obligation, no matter whether the actual supply is more (due to the extra supply in Article 3.1.2.3) or less (due to insufficient supply) than the adjusted annual supply volume.

3.1.2.5	The Confirmation of Order
The Seller shall confirm the order within 7 working days after receiving it. (See Article 4.1 Purchase Order).
The Seller shall not reject any purchase order, except under the following situations: (a) the order discords with Appendix 2 Purchase Order Requirements; (b) the number of product in the order exceeds the supply volume under Article 3.1.2, unless the Seller agrees otherwise; (c) other discordance with this Agreement.
The Sellers shall make no changes to the order after confirmation.

3.2	Product Specification - Quality
The product shall match the specification requirement under Appendix 3.

3.3	Transportation - Shipment - Packaging
See the information of the frequency of transporting, destination of shipment, delivery and packaging requirement under Appendix 3. The Seller shall, in accordance with this Agreement and the confirmed order, package the product, arrange and pay for the transportation, and make the delivery at the agreed time and place.
After the shipping starts, the Seller shall give notice to the Buyer timely by fax or express mail of: (a) the order number; (b) a brief description of the product; (c) an estimated time of arrival; (d) tracking number and the method of shipping.

3.4	Invoice
Unless negotiated and agreed in writing otherwise, the Seller shall issue a value-added-tax invoice for the Buyer in accordance with the relevant tax laws and regulations.

IV.	Obligations of the Buyer

4.1	Purchase and the Purchase Order
The Buyer shall pay for the actual supply under Article 3.1.2.4.
The parties shall agree on the annual supply volume for the coming year 30 working days before the start of the coming year. After that, the Buyer shall provide the purchase order for the coming year within 15 working days.
The purchase order shall match the requirements under Appendix 2 and include at least the following information: (a) indicating the purchase order is based on this Agreement; (b) product name, price and number; (c) delivery requirement and the place for taking the delivery; (d) required delivery date; (e) issue date of purchase order.
The purchase order is valid only under the terms of this Agreement (including the Appendix).
As under Article 3.1.2.5, the Buyer is bond by the purchase order while the Seller is bond by the confirmation of order.
When any item or condition under an order disagrees with this Agreement, the order prevails if the Seller confirms the order in writing. Otherwise, this Agreement prevails.

4.2	The Price and the Price Adjustment
The Buyer shall pay the agreed price for the purchased product. See the product price under Appendix 4.
The Buyer shall compensate the Seller for the value-added-tax based on the value-added-tax invoice issued by the Seller.

4.3	Advance Payment, Deposit and Compensation
Method of Payment: the parties shall use wire transfer to send the payment to the other party’s bank account in its registered place in China.

4.3.1	Advance Payment
The term of this Agreement is five years. The parties agree on the signing date that the total sale volume from 2008 to 2013 is 81,710,000 units with a total value of 2,449,060,000.00 RMB.
To ensure the cooperation between the parties, the Buyer shall make the advance payment to the Seller in the year of signing this Agreement (2008). The total advance payment is 100,000,000.00 RMB. This payment will be made by three installments.
Time of payment: the Buyer shall pay 30,000,000.00 RMB by September 20, 2008; the Buyer shall pay 30,000,000.00 RMB by November 20, 2008; the Buyer shall pay 40,000,000.00 RMB by December 20, 2008.

4.3.2	Refund of Advance Payment
The Seller shall refund the advance payment during the five years period from 2009 to 2013, i.e. 20% of the total advance payment each year (20,000,000.00 RMB per year). The total refund of the five years shall be 100,000,000.00 RMB. The Seller shall pay the refund no later than October 31 of each year.

4.3.3	The Fund Cost’s Influence on Price
According to Article 4.3.1, the advance payment will be a long-term saving in the Seller’s account, which will affect 10% of the Buyer’s fund cost per year and become a same amount of profit to the Seller. Through negotiations between the parties, the Seller promised to compensate the fund cost to the Buyer every year. The method of compensation is stated in the price of product.

4.3.4	Invoice and Payment
The Seller shall issue the product delivery instruction and the value-added-tax invoice to the Buyer at the time of the delivery.
The Buyer shall pay the product and the value-added tax and provide proof of such payment to the Seller within 3 working days after receiving the notice of delivery or the bill of loading.

4.3.5	Method of Payment
The parties shall use wire transfer to send the payment to the other party’s bank account in its registered place in China or shall use other method agreed by both parties.

4.4	Advance Notice of Purchase
Although the number and type of product are based on the confirmation of order, the Buyer shall give periodical advance notice to the Seller of the product to be purchased. In accordance with the Agreement, the times to give such notice are: (a) the annual rolling advance notice each year shall be made in 90 days before the next year; (b) the advance notice within a year shall be made quarterly, in 15 days before the next quarter.

4.5	Product Inspection

4.5.1	Packaging, Exterior of Product and Quantity Inspection
Within 3 working days of receiving a shipment, the Buyer shall inspect the packaging, exterior quality and quantity of the product and respond to the Seller in writing. Confirmed by both parties, if the packaging, exterior quality or quantity does not comply with this Agreement or the confirmed purchase order, the Seller shall change or supplement the product within 20 working days after receiving the Buyer’s notice.

4.5.2	Quality Inspection
The Buyer shall inspect the quality of the product timely after receiving a shipment. If the product does not match the required quality specification or has any other defect, the Buyer shall provide a written inspection result to the Seller within 20 working days after receiving the shipment. If the Buyer fails to provide such result, the product is regarded as qualified and the Seller is not liable for any quality defect caused by the Buyer.

V.	Overdue Payment and Overdue Delivery
If any overdue payment and overdue delivery is resulted from a force majeure event, the breaching party shall be liable under this Article.
The Seller shall pay the damage of 0.3% of the delivered product value every week (less than one week is also regarded as one week) if the delivery is overdue because of a reason other than a force majeure event or reasons acknowledged by the Buyer.
The Buyer shall pay the damage of 0.3% of the payment every week (less than one week is also regarded as one week) if payment is overdue because of a reason other than a force majeure event or reasons acknowledged by the Seller. If the payment is due over three weeks, the Seller has the right to terminate the Agreement and inform the Buyer in writing. The Buyer shall pay the damage and all the payables within 5 working days after receiving the notice of termination from the Seller.

VI.	Quality Warrant

6.1	Quality Warrant of Product
Under Article 3.2 and 3.3, the Seller shall assure that the quality of product matches the requirements under Appendix 3.
Due to the physical and chemical stability of monocrystalline silicon modular, the solar industry has longer production and sale cycles and longer quality inspection cycles compared with other industries. The parties agree that the term of quality warranty is 8 weeks after the delivery of product.

6.2	Quality Evaluation and Remedy
If any defect of product occurs during the warranty period, the Buyer shall inform the Seller of the defect and the number of the defected product in writing or other means (including fax, email). After both parties confirm the above information, the Seller shall change the defected product timely and ensure that the changed product matches the specification requirements.

VII.	Intellectual Property
The Seller shall warrant that the sale and use of its product will not infringe the intellectual property right of a third party.
Once the Buyer is aware of the fact that the Seller’s product may infringe the intellectual property right of a third party, the Buyer shall inform the Seller and provide relevant evidence of such infringement. However, the Seller is not liable for the damages caused by the following infringement:
(1)
The infringement is caused by a composite of the Seller’s product and the product of other party or the product required by the Seller. The infringement warning, charge or litigation aims at the composite, not at the Seller’s product in the composite not modified by the Seller.

(2)	The infringement is caused by the modification of the Buyer after the product reaches the Buyer.

VIII.	Special Rules

8.1	The Use of Product
The Buyer agrees that the products under the terms of sale, delivery and payment of this Agreement are only used to produce solar cell and module and are not to be sold or used for other purposes. The Seller has the right to require remedy if the Seller uses the products for other purposes.

8.2	Liability Scope
The monetary liability of any party shall not exceed 10% of the total value of the transaction under this Agreement.
The above liability scope does not have effect on the liability of the breaching party under Article 4, 6 and 7.

8.3	Force Majeure
Any party shall not be liable for breach of contract due to a force majeure event, which includes war, terrorist attack, government suppression and blockade, domestic transportation failure, change of laws and regulations, government act, natural disaster such as storm and fire, explosion and any other unforeseeable, unavoidable and irresistible reasons. When a force majeure event happens, the breaching party shall inform the non-breaching party of the reason of non-performance or the late performance within 30 days after the force majeure event happens. If the force majeure event remains more than 30 days, the parties shall meet and negotiate how the Agreement will be carried out. If the force majeure event remains more than two months, any party has the right to terminate the Agreement after informing the other party in writing. The Agreement will be terminated when the written notice reaches the other party.

IX.	Miscellaneous

9.1	The Effectiveness and Validation Period of the Agreement
Once the parties agree that this Agreement is effective, this Agreement becomes binding and enforceable.
The conditions of effectiveness: A. the Buyer makes the advance payment to the Seller according to Article 4.3; B. when condition A satisfied, the parties agree that the Agreement becomes effective on December 20, 2008; C. as public companies, both parties shall have their shareholder meetings approve the Agreement.
Validation period: this Agreement is effective for five years since the effective date, until December 31, 2013.

9.2	The Termination of the Agreement
During the validation period of this Agreement, if any party does not comply with the specification of business and technology agreed by both parties (including this Agreement and its Appendix), the breaching party shall make remedy to the non-breaching party in accordance with this Agreement.
If the breaching party fails to make remedy or gives any writing notice in 60 days, the non-breaching party has the right to terminate the Agreement unilaterally and inform the breaching party in writing.
The termination of this Agreement by any reason shall not affect the obligations generated before the termination and other obligations that are not affected by the termination (see Article 7). The termination by one party shall not make the purchase order confirmed before the termination invalid. The Seller shall supply the product based on the purchase order and the Buyer shall pay all fees generated before the termination.
If any dispute occurs, no damage shall be paid before the parties settle the dispute.

9.3	Calculating - Packaging
All products shall be calculated by calculation tools in accordance with the state standard. The calculated number is the actual supply volume.
The Seller shall package the products properly so as to ensure a safe transportation.

9.4	Confidentiality
The parties shall keep the relevant information confidential during and after the validation period of this Agreement. No party shall disclose the identities of relevant personnel, or any articles of this Agreement. No party shall disclose the information of the products, transactions, business relationships, organizations, production methods, financial status, trade secret or any other relevant information that deemed confidential. However, such information can be disclosed to the confidential agreement signers and relevant employees, experts, financial advisers, relevant governmental agencies and judicial institutions.
Confidential information does not include the information that needs to be disclosed to the public according to laws and regulations, court orders or the company management decisions. Confidential information does not include the information that must be disclosed according to security exchange regulations, such as information of company management and number of shares. However, before disclosure, the disclosing party shall provide the information to the other party and get recognition from the other party.

9.5	Modification and Supplement of the Agreement
See extra agreement under Appendix 6. When the extra agreement disaccords with the Agreement, the Appendix 6 applies.
This Agreement (including its Appendix) is the only final and complete contract made by the Seller and the Seller. No concession, announcement, promise, persuasion, dictation, interpretation or supplement shall be made, except the parties negotiate and agree otherwise and resort it in writing. This Article applies to all the unilateral purchase order under this Agreement.
Any modification of this Agreement shall not be effective unless signed by both parties. Any modified article does not affect the validity of other articles.
Any other agreement made by the parties that is supplemental to this Agreement shall be referred as Supplement Agreement in Appendix 6.
If agreed by both parties, this Agreement can be performed in part. The performance of every part of the Agreement shall accord with the original Agreement. The combination of partial performances shall have the same effect to the performance of the whole Agreement. The copies of signed partial agreement have the same effect as the original partial agreement.

9.6	Notice
All the notice, requirements and information shall be communicated by email and domestic express delivery. Fax and email shall be kept for later reference. Contact information:
Buyer: Perfectenergy (Shanghai), Ltd.
Address: No. 479 E Xinzhuang Rd., Shanghai, China 201108
Tel: 021-54880958
Fax: 021-54888243
Contact Person: Wennan Li, Diping Zhou
Email: jack.li@perfectenergy.com.cn

Seller: Tianjin Huan-ou Semiconductor Technology Inc, Ltd.
Address: No. 12 E Haitai Rd., Huayuan Chanyeyuan District (Huanwai), Tianjin, China 300384
Tel: 022-23786028
Fax: 022-24382296
Contact Person: Haoping Shen, Xiaohua Liao
Email: shhp@eyou.com, piro3118@163.com

Any party shall inform the other party if any of the above information is changed. Such change shall be effective 5 days after the other party receiving the notice.

9.7	The Change of Controlling Person
A change of the controlling person of any party shall not affect the validity and enforceability of this Agreement. Before such change, the controlling person shall inform the succeeding controlling person of the validity and enforceability of this Agreement so as to protect the rights and interests of the other party.
The rights and obligations under this Agreement shall not be assigned to a third party without the permission of the other party in writing. Any violation of this Article shall be deemed as a breach of contract.

9.8	Applicable Laws and Dispute Settlement

9.8.1	Applicable Laws
The laws of People’s Republic of China are applicable to this Agreement.

9.8.2	Dispute Settlement
Both parties shall settle their disputes through negotiations. If a dispute remains unresolved through negotiation after 60 days, any party can submit the dispute to the Beijing Office of China Economic and Trade Commission.

9.8.3	Waiver of Immunity
Any party shall waive its immunity of person and assets so as to ensure the performance of this Agreement, no matter such immunity is granted by any arbitration commission, any court or litigation (such as the collateral of court decision and supplement of other legal procedures).

9.8.4	Waiver of Judicial Decision
With the judicial settlement agreed, the parties still have right to waive judicial settlement, litigation and counterclaim regarding this Agreement and any infringement.

9.9	Copies of Agreement
Four copies of this Agreement shall be made. Each party owns 2 copies.

Signature Page

Seller: Tianjin Huan-ou Semiconductor Technology Inc, Ltd.
Address: No. 12 E Haitai Rd., Huayuan Chanyeyuan District (Huanwai), Tianjin, China

Signature:

Stamp:

Title:

Date: July 17, 2008

Buyer: Perfectenergy (Shanghai), Ltd.
Address: No. 479 E Xinzhuang Rd., Shanghai, China 201108

Signature:

Stamp:

Title:

Date: July 20, 2008

Appendix 1: Annual Supply Volume

(Unit: 10,000 pieces)
Time of Supply	2009	2010	2011	2012	2013	Total

Number of Supply	1275	1715	1720	1726	1735	8171

Appendix 2: Purchase Order Requirements
1.	The purchase order shall accord with all articles of this Agreement.
2.	The purchase order shall state the product name, price and number.
3.	The purchase order shall state the delivery articles and delivery place.
4.	The purchase order shall state the time of delivery.
5.	The purchase order shall state the time of issuance.
6.	The purchase order shall state all the other agreement of the parties.

Appendix 3: Technological Specifications
1.	Product Description: Monocrystalline silicon (SOLAR-WAFER)
2.	Product Specificaton:
Conductor type: Type P
Crystallographic directions: <100>+3
Size: 125mm x 125mm+0.5mm
Diagonal diameter:  ≥ Φ 150 mm ± 0.5mm
Electrical resistance:  0.5-3 Ω C.T , 3-6 Ω, cm
TTV:  < 50 µm
Minority carrier life:  > 10 µs
Thickness Stall:  180 + 20 µm
No fracture, no hole, no stria

Appendix 4: Supply Cycle, Quantity and Price (2008-2013)

(Unit: 10,000 pieces/ 10,000 RMB)
Time of Supply	2009	2010	2011	2012	2013	Total

Number of Supply (10,000 pieces)	1275	1715	1720	1726	1735	8171

Price (RMB/Piece)	47.5	35	26	23.5	22.5

Annual Purchase (10,000 RMB)	60562.5	60025	44720	40561	39037.5	244906

Price Floatation: to remain the competitiveness, the parties agree that they can adjust the price based on the market price since 2011. The agreed price can have a +5% floatation after negotiation.

Appendix 5: Refund of Advance Payment

(Unit: RMB)
Year	2009	2010	2011	2012	2013

Refund Per Year	20,000,000	20,000,000	20,000,000,	20,000,000	20,000,000

Advance Payment Balance (at the end of year)	80,000,000	60,000,000	40,000,000	20,000,000	0

Appendix 6: Supplement Agreement and Modification